For more information, contact:
Fletcher Cook	Jaquelyn Scharnick
Phone: (214) 757-7629	Phone: (214) 254-3790
Email: fletcher.cook@att.com	Email: jscharnick@brunswickgroup.com

AT&T REPORTS DOUBLE-DIGIT GROWTH IN:
REVENUE, ADJUSTED OPERATING MARGIN, ADJUSTED
EPS AND FREE CASH FLOW IN THIRD-QUARTER RESULTS

Adjusted EPS Guidance Increased to $2.68 to $2.74 Range1;
Free Cash Flow Guidance Increased to $15 Billion Range or Better;
Strong Mobility Subscriber Gains; Positive DIRECTV U.S. Net Adds

Highlights
·	Third-quarter consolidated revenues of $39.1 billion, up nearly 19% versus the year-earlier period primarily due to the acquisition of DIRECTV
·
Including merger-related expenses, Leap network decommissioning and other one-time costs, $0.50 diluted earnings per share in the third quarter compared to $0.60 diluted EPS in the year-ago quarter; excluding these items, diluted EPS was $0.74 versus $0.65 a year ago, up nearly 14% year over year

·	Continued adjusted consolidated margin expansion with best-ever service EBITDA margins in wireless operations
·	Strong cash flows including $10.8 billion in cash from operations and $5.5 billion in free cash flow
·	Business Solutions revenues up 1.2% year over year
o	Growth in wireline business data revenues for the fourth consecutive quarter
o	Strategic business services revenues of $2.8 billion, up 12.6% and up 15.2% when adjusted for foreign exchange
·	26,000 domestic DIRECTV net adds
·	192,000 IP broadband net adds
·	2.5 million AT&T Mobility domestic wireless net adds with gains in every customer category
o	755,000 branded net adds including solid phone net adds
o	289,000 postpaid and 466,000 prepaid net adds, best prepaid net add quarter in nearly 8 years
o	Record 1.6 million connected device net adds including 1 million connected cars
·	Nearly 1 million branded (postpaid and prepaid) smartphones added to base
·	Continued growth in phone-only postpaid ARPU plus AT&T NextSM monthly billings up nearly 5% year over year
·	Total churn of 1.33%, down year over year; postpaid churn at 1.16%

Note: AT&T's third-quarter earnings conference call will be broadcast live via the Internet at
4:30 p.m. ET on Thursday, October 22, 2015. The conference call and related materials are available on AT&T's Investor Relations website at www.att.com/investor.relations.

DALLAS, October 22, 2015 — AT&T Inc. (NYSE:T) today reported double-digit revenue, adjusted operating margin, adjusted EPS and free cash flow growth in the third quarter.

"We now have integrated solutions that are unlike any competitor in the market," said Randall Stephenson, AT&T chairman and CEO. "With our national wireless and video capabilities, as well as our extensive broadband network, we now have assets that make us a unique competitor and the first scaled, fully-integrated U.S. service provider.

"We turned in outstanding financial results in the quarter. Our early integration efforts with DIRECTV are going very well and we've just begun to scratch the surface on the video, wireless and broadband cross-selling opportunities," Stephenson added.

Consolidated Financial Results
AT&T's consolidated revenues for the third quarter totaled $39.1 billion, up nearly 19% versus the year-earlier period largely due to the acquisition of DIRECTV. Compared with results for the third quarter of 2014, operating expenses were $33.2 billion versus $27.4 billion; operating income was $5.9 billion versus $5.6 billion; and operating income margin was 15.2%, down from 17.0% in the year-ago quarter. When adjusting for amortization, merger and integration-related items, and other expenses, operating income was $7.9 billion versus $5.9 billion; and operating income margin was 20.3%, up 250 basis points from a year ago.

Third-quarter 2015 net income attributable to AT&T totaled $3.0 billion, or $0.50 per diluted share, compared to net income of $3.1 billion, or $0.60 per diluted share in the year-ago quarter. Adjusting for $0.13 of amortization costs, $0.05 of merger and integration-related items, $0.03 of Cricket network decommissioning and $0.03 of other expenses, earnings per share was $0.74 compared to an adjusted $0.65 in the year-ago quarter, an increase of nearly 14%.

Cash from operating activities totaled $10.8 billion in the third quarter and $26.7 billion year to date; and capital expenditures totaled $5.3 billion and $13.9 billion year to date. Free cash flow — cash from operating activities minus capital expenditures — totaled $5.5 billion for the quarter and $12.8 billion year to date, an increase over the year-ago quarter even as the company continues to invest in its high-quality networks and in its customers.

The free cash flow dividend payout ratio was 57% year to date, improved from 67% in the second quarter.

Updated Outlook
The company also is increasing its adjusted EPS and free cash flow outlook for the year. For the full year, AT&T now expects adjusted EPS in the $2.68 to $2.74 range and free cash flow in the
$15 billion range or better.

For detailed segment results, please go to the Investor Briefing and Financial and Operational Results on the AT&T Investor Relations website.

*Free cash flow dividend payout ratio is dividends divided by free cash flow.
1Expected range excludes adjustments for non-cash mark-to-market benefit plan adjustments, merger integration costs and other adjustments that are not reasonably estimable at this time.

AT&T products and services are provided or offered by subsidiaries and affiliates of AT&T Inc. under the AT&T brand and not by AT&T Inc.

About AT&T
AT&T Inc. (NYSE:T) helps millions around the globe connect with leading entertainment, mobile, high speed Internet and voice services. We're the world's largest provider of pay TV. We have TV customers in the U.S. and 11 Latin American countries. In the U.S., our wireless network has the nation's strongest 4G LTE signal and most reliable 4G LTE. We offer the best global coverage of any U.S. wireless provider*. And we help businesses worldwide serve their customers better with our mobility and highly secure cloud solutions.

Additional information about AT&T products and services is available at http://about.att.com. Follow our news on Twitter at @ATT, on Facebook at http://www.facebook.com/att and YouTube at http://www.youtube.com/att.

© 2015 AT&T Intellectual Property. All rights reserved. AT&T, the Globe logo and other marks are trademarks and service marks of AT&T Intellectual Property and/or AT&T affiliated companies. All other marks contained herein are the property of their respective owners.

Signal strength and reliability claims based on nationwide carriers' 4G LTE. Signal strength claim based ONLY on avg. 4G LTE signal strength. 4G LTE not available everywhere.

*Global coverage claim based on offering discounted voice and data roaming; LTE roaming; voice roaming; and world-capable smartphone and tablets in more countries than any other U.S. based carrier. International service required.  Coverage not available in all areas. Coverage may vary per country and be limited/restricted in some countries.

Cautionary Language Concerning Forward-Looking Statements
Information set forth in this news release contains financial estimates and other forward-looking statements that are subject to risks and uncertainties, and actual results may differ materially. A discussion of factors that may affect future results is contained in AT&T's filings with the Securities and Exchange Commission. AT&T disclaims any obligation to update or revise statements contained in this news release based on new information or otherwise. This news release may contain certain non-GAAP financial measures. Reconciliations between the non-GAAP financial measures and the GAAP financial measures are available on the company's website at www.att.com/investor.relations. Accompanying financial statements follow.

NOTE: EBITDA DISCUSSION

For AT&T, EBITDA is defined as operating income before depreciation and amortization. EBITDA service margin is calculated as EBITDA divided by service revenues. EBITDA differs from Segment Operating Income (Loss), as calculated in accordance with U.S. generally accepted accounting principles (GAAP), in that it excludes depreciation and amortization. EBITDA does not give effect to cash used for debt service requirements and thus does not reflect available funds for distributions, reinvestment or other discretionary uses. EBITDA is not presented as an alternative measure of operating results or cash flows from operations, as determined in accordance with GAAP. Our calculation of EBITDA, as presented, may differ from similarly titled measures reported by other companies.

We believe these measures are relevant and useful information to our investors as they are part of AT&T's internal management reporting and planning processes and are important metrics that management uses to evaluate the operating performance of its segments. These measures are used by management as a gauge of our success in acquiring, retaining and servicing subscribers because we believe these measures reflect AT&T's ability to generate and grow subscriber revenues while providing a high level of customer service in a cost-effective manner. Management also uses these measures as a method of comparing segment performance with that of many of its competitors. The financial and operating metrics which affect EBITDA include the key revenue and expense drivers for which segment managers are responsible and upon which we evaluate their performance.

EBITDA does not give effect to cash used for debt service requirements and thus does not reflect available funds for distributions, reinvestment or other discretionary uses. EBITDA excludes other income (expense) – net, net income attributable to noncontrolling interest and equity in net income (loss) of affiliates, as these do not reflect the operating results of our subscriber base and national footprint that we utilize to obtain and service our customers. Equity in net income (loss) of affiliates represents the proportionate share of the net income (loss) of affiliates in which we exercise significant influence, but do not control. Because we do not control these entities, our management excludes these results when evaluating the performance of our primary operations. EBITDA excludes interest expense and the provision for income taxes. Excluding these items eliminates the expenses associated with its capitalization and tax structures. Finally, EBITDA excludes depreciation and amortization, in order to eliminate the impact of capital investments.

We believe EBITDA as a percentage of service revenues to be a more relevant measure than EBITDA as a percentage of total revenue for our Consumer Mobility segment operating margin and our supplemental AT&T Mobility operating margin. We subsidize a portion of some of our wireless handset sales, all of which are recognized in the period in which we sell the handset. Management views this equipment subsidy as a cost to acquire or retain a subscriber, which is recovered through the ongoing service revenue that is generated by the subscriber. We also use wireless service revenues to calculate margin to facilitate comparison, both internally and externally with our wireless competitors, as they calculate their margins using wireless service revenues as well.

There are material limitations to using these non-GAAP financial measures. EBITDA and EBITDA service margin, as we have defined them, may not be comparable to similarly titled measures reported by other companies. Furthermore, these performance measures do not take into account certain significant items, including depreciation and amortization, interest expense, tax expense and equity in net income (loss) of affiliates, which directly affect our segment income. Management compensates for these limitations by carefully analyzing how its competitors present performance measures that are similar in nature to EBITDA as we present it, and considering the economic effect of the excluded expense items independently as well as in connection with its analysis of net income as calculated in accordance with GAAP. EBITDA and EBITDA service margin should be considered in addition to, but not as a substitute for, other measures of financial performance reported in accordance with GAAP.

NOTE: FREE CASH FLOW DISCUSSION

Free cash flow is defined as cash from operations minus construction and capital expenditures. Free cash flow after dividends is defined as cash from operations minus construction, capital expenditures and dividends. Free cash flow yield is defined as cash from continuing operations less construction and capital expenditures as a percentage of market capitalization computed on the last trading day of the quarter. Market capitalization is computed by multiplying the end of period stock price by the end of period shares outstanding. We believe these metrics provide useful information to our investors because management reviews free cash flow as an important indicator of how much cash is generated by normal business operations, including capital expenditures, and makes decisions based on it. Management also views it as a measure of cash available to pay debt and return cash to shareowners.

NOTE: NET DEBT TO EBITDA DISCUSSION

Net Debt to EBITDA ratios are non-GAAP financial measures frequently used by investors and credit rating agencies and management believes these measures provide relevant and useful information to investors and other users of our financial data. The Net Debt to EBITDA ratio is calculated by dividing the Net Debt by annualized EBITDA. Net Debt is calculated by subtracting cash and cash equivalents and certificates of deposit and time deposits that are greater than 90 days, from the sum of debt maturing within one year and long-term debt. Annualized EBITDA is calculated by annualizing the year-to-date EBITDA.

For the three and nine month periods ended September 30, 2015, due to the timing of our acquisition of DIRECTV and the corresponding impact on annualized EBITDA, we are providing a Net Debt to Pro Forma EBITDA ratio calculated using the combined results of operations of the combined company based on the historical financial statements of AT&T and DIRECTV, after giving effect to the merger and certain adjustments, which is intended to reflect the impact of the DIRECTV acquisition on AT&T. Adjustments to derive Pro Forma Net Income are consistent with the adjustments described in the "Notes to Unaudited Pro Forma Condensed Combined Financial Statements" included in the Form 8-K/A dated July 24, 2015. Calculations include the historical results for AT&T for the nine months ended September 30, 2015 and the results from DIRECTV for the period from January 1, 2015 through July 24, 2015, the date of its acquisition by AT&T.

Adjusted EBITDA excludes costs which are non-recurring in nature. Adjusted EBITDA also excludes net actuarial gains or losses associated with our pension and postemployment benefit plans, which we immediately recognize in the income statement, pursuant to our accounting policy for the recognition of actuarial gains/losses. As a result, the Adjusted EBITDA reflects an expected return on plan assets rather than the actual return on plan assets, as included in the GAAP measure of income. This measure is consistent with metrics under our existing credit agreements.

NOTE: ADJUSTING ITEMS DISCUSSION

Adjusted Operating Revenues, Adjusted Operating Income, Adjusted Operating Income Margin, Adjusted EBITDA, Adjusted EBITDA service margin and Adjusted diluted EPS are non-GAAP financial measures calculated by excluding from operating revenues, operating expenses and income tax expense certain significant items that are non-operational or non-recurring in nature, including dispositions and merger integration and transaction costs. Management believes that these measures provide relevant and useful information to investors and other users of our financial data in evaluating the effectiveness of our operations and underlying business trends.

Adjusted Operating Revenues, Adjusted Operating Income, Adjusted Operating Income Margin, Adjusted EBITDA, Adjusted EBITDA service margin and Adjusted diluted EPS should be considered in addition to, but not as a substitute for, other measures of financial performance reported in accordance with GAAP. Our calculations of Adjusted diluted EPS, as presented, may differ from similarly titled measures reported by other companies.